Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees
City National Rochdale Funds:

We consent to the use of our report dated November 27, 2013 with respect to the financial statements of City National Rochdale Funds (formerly, CNI Charter Funds and collectively, the Funds), comprised of the Government Money Market Fund, Prime Money Market Fund, California Tax Exempt Money Market Fund, Limited Maturity Fixed Income Fund, Government Bond Fund, Corporate Bond Fund, California Tax Exempt Bond Fund, High Yield Bond Fund, Intermediate Fixed Income Fund, Fixed Income Opportunities Fund, Multi-Asset Fund, Dividend & Income Fund, U.S. Core Equity Fund, Diversified Equity Fund, Socially Responsible Equity Fund, and Emerging Markets Fund, as of September 30, 2013, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Reports to Shareholders” in the Statement of Additional Information in the Registration Statement.

/s/ KPMG LLP

Philadelphia, Pennsylvania
January 28, 2014